Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-213110

Relating to the Preliminary Prospectus

Supplement dated June 8, 2017 to

the Prospectus dated August 12, 2016

MAXIM INTEGRATED PRODUCTS, INC.

$500,000,000 3.450% SENIOR NOTES DUE 2027

ISSUER:	Maxim Integrated Products, Inc.

TITLE OF SECURITIES:	3.450% Senior Notes due 2027

RATINGS*:	Baa1 by Moody’s Investors Service, Inc. and BBB+ by Standard & Poor’s Rating Services

TRADE DATE:	June 8, 2017

SETTLEMENT DATE (T+5):	June 15, 2017

MATURITY DATE:	June 15, 2027

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$500,000,000

PRICE TO PUBLIC (ISSUE PRICE):	99.924%

BENCHMARK:	UST 2.375% due May 15, 2027

BENCHMARK TREASURY PRICE AND YIELD:	101-15; 2.209%

YIELD TO MATURITY:	3.459%

SPREAD TO TREASURY:	+125 basis points

INTEREST RATE:	3.450% per annum

INTEREST PAYMENT DATES:	Semi-annually on each June 15 and December 15; commencing on December 15, 2017

DENOMINATIONS:	$2,000 by $1,000

OPTIONAL REDEMPTION:	Make-whole call at any time prior to March 15, 2027 at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at the treasury rate plus 20 basis points. Par call on or after March 15, 2027.

CHANGE OF CONTROL:	Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

SOLE BOOKRUNNING MANAGER:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

BOOKRUNNERS:	Credit Suisse Securities (USA) LLC; Goldman Sachs & Co. LLC; MUFG Securities Americas Inc.; Wells Fargo Securities, LLC

SENIOR CO-MANAGERS:	Barclays Capital Inc.; SunTrust Robinson Humphrey, Inc.

CO-MANAGERS:	HSBC Securities (USA) Inc.; Morgan Stanley & Co. LLC; SMBC Nikko Securities America, Inc.

CUSIP:	57772K AD3

ISIN:	US57772KAD37

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE PROSPECTUS RELATING TO THE OFFERING MAY BE OBTAINED BY CALLING MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AT 800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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